Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers
Ministry Partners Investment Company, LLC
Brea, California

We hereby consent to the use, in the 10-K for Ministry Partners Investment Company, LLC and Subsidiaries for 2012, of our issued report dated March 29, 2013 relating to the consolidated financial statements of Ministry Partners Investment Company, LLC and Subsidiaries as of December 31, 2012 and 2011 and for the years then ended.

/s/  Hutchinson and Bloodgood LLP

Glendale, California
March 29, 2013